CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ameri Holdings, Inc.
Suwanee, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 MEF of our report dated March 25, 2020 except as to note 17, which is as of August 11, 2020, relating to the audited condensed consolidated financial statements of Ameri Holdings, Inc. appearing in the Annual Report on Form 10-K of Ameri Holdings, Inc. for the year ended December 31, 2019 and 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Ram Associates
Hamilton, NJ

December 28, 2020

To help stop the further spread of the virus, we follow up all hygiene, social distancing and travel guidelines laid out by the World Health Organization (WHO) and the Centers for Disease Control and Prevention (CDC). Ram Associates wants to ensure business continuity to the highest level as possible. We are in solidarity with you and will support you as much as possible, without compromising the safety of your employees and ours. In this context, we will advance projects and conduct business by phone or remote (g-meet or zoom) conferencing tools. These are challenging times, but we can face them through enhanced solidarity. In case of any delay, we will contact you personally and our service team can be reached remotely/personally in case of emergencies.